Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Investor Relations Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE TO RECORD $45 MILLION ONE-TIME GAIN
IN FIRST QUARTER 2009

Gain related to termination of Monster Energy drink distribution agreement in U.S.

Plano, TX, March 2, 2009 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that Hansen Beverage Company has paid $48 million to DPS in settlement of the termination last November of its agreement with Hansen to distribute Monster Energy drinks in the U.S. DPS will record a $45 million one-time gain in its first quarter 2009 related to the settlement and the write-off of related intangibles. Proceeds from the settlement are expected to be used to reduce debt.

In 2008, DPS generated $197 million in revenue and $38 million in operating profit distributing Hansen products in the U.S.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is an integrated refreshment beverage business marketing more than 50 beverage brands to consumers throughout North America. In addition to its flagship Dr Pepper and Snapple brands, the company’s portfolio includes 7UP, Mott’s, A&W, Sunkist Soda, Hawaiian Punch, Canada Dry, Schweppes, Squirt, RC Cola, Diet Rite, Peñafiel, Rose’s, Yoo-hoo, Clamato, Mr & Mrs T and other well-known consumer favorites. Based in Plano, Texas, Dr Pepper Snapple Group employs approximately 20,000 people and operates 24 bottling and manufacturing facilities and more than 200 distribution centers across the United States, Canada, Mexico and the Caribbean. For more information on DPS, please visit www.drpeppersnapple.com.

Forward looking statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and elsewhere in our Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 22, 2008. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

# # #